Exhibit 10.1

ARIBA, INC.

910 HERMOSA COURT

SUNNYVALE CA 94085

January 8, 2012

Robert M. Calderoni

c/o Ariba, Inc.

910 Hermosa Court

Sunnyvale, CA 94085

Dear Mr. Calderoni:

You and Ariba, Inc. (“Ariba” or the “Company”) have previously entered a Retention Benefit Agreement dated October 25, 2011 (the “Retention Agreement”). You and Ariba have agreed to amend the Retention Agreement effective immediately to remove the “single-trigger” Change of Control-related payment provided for under the original Retention Agreement and replace it with a “double-trigger” payment structure, on the terms and conditions described below:

1. Subsection 2.m.(v) of the Retention Agreement is replaced in its entirety as follows:

(v)	The date of a Separation from Service that occurs in connection with or following the Executive’s Involuntary Termination on or within 12 months after a Change of Control Date.

2. Solely in order to effect the amendment described in Section 1 above, the following additional amendments are made to the Retention Agreement. Except as expressly set forth in Sections 1 and 2 hereof, the Retention Agreement remains in effect without change.

a. A new Subsection 2.n. is added to the Retention Agreement, as follows:

n. For purposes of this Agreement only, “Good Reason” means (i) the failure of the Company’s successor or its parent to appoint the Executive as its Chief Executive Officer (or Executive Chair during the period after executive has transitioned to Executive Chair); (ii) a reduction in the Executive’s level of compensation (including base salary, fringe benefits and participation in bonus or incentive programs); or (iii) a relocation of the Executive’s place of employment by more than 35 miles provided that it results in an increase to his one-way commute time. Clause (i) in the preceding sentence shall apply only if the Executive was the Company’s Chief Executive Officer (or Executive Chair, if applicable) immediately prior to a Change of Control Date. The failure described in Clause (i) shall be deemed to have occurred if the Company’s successor or its parent appoints the Executive as its Chief Executive Officer (or Executive Chair, if applicable) but the entity making the appointment is

Robert M. Calderoni

January 8, 2012

not a corporation whose equity securities are publicly traded on the New York Stock Exchange, the American Stock Exchange or the Nasdaq Global Market (or any successor of the foregoing). A condition shall not be considered “Good Reason” unless the Executive gives the Company written notice of such condition within 90 days after such condition comes into existence and the Company fails to remedy such condition within 30 days after receiving the Executive’s written notice.

b. A new Subsection 2.o. is added to the Retention Agreement, as follows:

o. “Involuntary Termination” means either the Executive’s Termination Without Cause or the Executive’s resignation of employment for Good Reason.

c. When used in Subsections 3.c. and 3.d. of the Retention Agreement, the term “Termination Without Cause” is deemed to incorporate both a Termination Without Cause and an Involuntary Termination.

You may indicate your agreement with this amendment of the Retention Agreement by signing and dating the enclosed duplicate original of this letter agreement and returning it to me. This letter agreement may be executed in two counterparts, each of which will be deemed an original, but both of which together will constitute one and the same instrument.

Very truly yours, ARIBA, INC.

By:	/s/ Richard F. Wallman
Richard F. Wallman Chairman of the Compensation Committee of Ariba, Inc.’s Board of Directors

I have read and I agree to this amendment:

/s/ Robert M. Calderoni	Date:	1/8/12
Robert M. Calderoni

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